Exhibit 99.3

FOR IMMEDIATE RELEASE

June 23, 2004

Contacts: (Analysts) Kris Wenker (763) 764-2607 (Media) Marybeth Thorsgaard (763) 764-6364

GENERAL MILLS FILES SHELF REGISTRATION STATEMENT

Registration Statement also Covers Sale of General Mills Common Shares Owned by Diageo plc

MINNEAPOLIS, MINN. — General Mills (NYSE: GIS) said today that the company has filed a universal shelf registration statement with the Securities and Exchange Commission (SEC) for the sale of up to $5,943 million of securities by the company. This total includes approximately $3,443 million aggregate initial offering price of debt securities registered but never issued under the company’s existing shelf registration statement effective February 11, 2002. Net proceeds from any sale of these securities will be used for general corporate purposes.

        In addition, the registration statement filed by General Mills today covers the sale, subject to the conditions set forth in the registration statement, of an aggregate 49.91 million General Mills common shares owned by Diageo plc. General Mills and Diageo have entered into a formal agreement, under which the two companies have agreed to work in good faith toward completing a transaction to market such shares.

        A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

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        This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities issued in accordance with the registration statement, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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